FOREST LABORATORIES, INC. REPORTS
FISCAL YEAR FOURTH QUARTER 2014

•	Reports fourth quarter diluted GAAP Earnings Per Share of $0.20; Non-GAAP Earnings Per Share of $0.87

•	Reported net sales increased 33.8% to $1.0 billion

•	Sales of Next Generation Products Reach $431.1 million in the Quarter, Representing 69.6% Growth vs Prior Year Quarter

•	Sales of products acquired through the Saphris purchase and Aptalis acquisition totaled $136.3 million in the Quarter.

•	Proposed Combination of Actavis Plc. and Forest Laboratories, Inc. Announced on February 18th

•	Company to Acquire Furiex Pharmaceuticals, Inc. for $1.1 billion in Cash

NEW YORK, April 29, 2014 - Forest Laboratories, Inc. (NYSE: FRX), a leading, fully integrated, specialty pharmaceutical company largely focused on the United States market, today announced that reported diluted earnings per share equaled $0.20 in the fourth quarter of fiscal 2014, compared to $0.17 in the fourth quarter of fiscal 2013.  The fourth quarter of fiscal 2014 included $109.1 million in charges ($70.1 million net of tax) related to Project Rejuvenate and $41.0 million in charges related to the Aptalis acquisition.  Excluding acquisition related amortization and specified items, non-GAAP EPS for the fourth quarter of fiscal 2014 equaled $0.87 compared to $0.25 per share for the fourth quarter of fiscal 2013.

Chief Executive Officer and President

“Fiscal year 2014 was a year of significant change at Forest, including the launch of new drugs, and the rapid execution of a sweeping program to rejuvenate Forest.  Through it all, the talented colleagues at Forest have remained keenly focused on our priorities and have continued to deliver exceptional results, culminating in the outstanding sales and earnings performance this quarter,” said Brent Saunders, CEO & President.  “We have accomplished a great deal in a short amount of time.  The strategic actions we have taken have reshaped Forest, including acquiring products, like Saphris, reducing our cost base through Project Rejuvenate, raising $3 billion through new bond offerings, acquiring Aptalis for $2.9 billion, and announcing plans to acquire Furiex for $1.1 billion.  We accomplished a lot but I am most proud of the way our teams responded to the challenges.  This renewed sense of enthusiasm and motivation on the part of our team is contributing to the strong results we had this quarter and positions us for future success as we look forward to combining our business with Actavis to create a new breed of specialty pharmaceutical company."

Product Sales Performance

Net sales for the quarter increased 33.8% to $1.0 billion, from $783.2 million in the prior year quarter.  The increase in sales was driven by sales of the Company’s next generation products which increased $176.8 million or 69.6% to $431.1 million compared with the fourth quarter of fiscal 2013, as well as sales of products acquired with the purchase of Saphris and the acquisition of Aptalis which totaled $136.3 million in the quarter.

Central Nervous System Franchise

•
Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate to severe Alzheimer’s disease, recorded sales of $379.2 million during the quarter, a decrease  of 13.6% or $59.6 million from last year’s fourth quarter.  Namenda XR® (once-daily memantine HCl), recorded sales of $72.5 million during the quarter.  Namenda XR was launched in June 2013 and recorded sales of $37.8 million in the fiscal third quarter.

•
Viibryd® (vilazodone HCl), a selective serotonin reuptake inhibitor (SSRI) and a partial agonist at serotonergic 5-HT1A receptors for the treatment of adults with major depressive disorder (MDD), recorded sales of $52.8 million during the quarter, an increase of 18.4% from last year’s fourth quarter.

•
Fetzima™ (levomilnacipran extended release capsules), a once-daily serotonin norepinephrine reuptake inhibitor (SNRI) for the treatment of adults with MDD, recorded sales of $3.7 million during the quarter. Fetzima was commercially launched in December 2013 and recorded initial trade stocking of $8.0 million.

•
Saphris® (asenapine sublingual tablets), a twice-daily atypical antipsychotic for the treatment of adult patients with schizophrenia or acute bipolar mania, was commercially re-launched by the Company in February 2014 following its acquisition from Merck which was completed in January 2014.  Sales for the quarter totaled $27.9 million.

Respiratory Franchise

•
Tudorza® (aclidinium bromide inhalation powder), an anticholinergic indicated for the long-term maintenance treatment of bronchospasm associated with COPD, recorded sales of $25.3 million during the quarter, compared with sales of $10.8 million in last year’s fourth quarter.  Tudorza was launched in December 2012.

•
Daliresp® (roflumilast), a PDE4 enzyme inhibitor for the treatment to reduce the risk of exacerbations in patients with chronic obstructive pulmonary disease (COPD), recorded sales of $29.6 million for the quarter, an increase of 27.7% from last year’s fourth quarter.

Gastrointestinal Franchise

•
Linzess® (linaclotide), a guanylate cyclase agonist for the treatment of both irritable bowel syndrome with constipation and chronic idiopathic constipation in adults, recorded sales of $60.8 million during the quarter compared with sales of $4.5 million in last year’s fourth quarter.  Linzess was launched in December 2012.

Aptalis Product Line sales totaled $108.4 million in the quarter after the Company completed its acquisition of Aptalis in February 2014.  The products acquired include Canasa® (mesalamine, USP) for the treatment of mild to moderately ulcerative proctitis, which recorded sales of $23.5, Zenpep® (pancrelipase), for the treatment of exocrine pancreatic insufficiency, which had sales of $19.9 million, and Carafate® (sucralfate), for the short-term treatment of duodenal ulcers, which recorded sales of $21.5 million.  The Company re-launched the Aptalis product line in the first week of April.

Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, recorded sales of $142.9 million, an increase of 8.3% over the year-ago period.

Teflaro® (ceftaroline fosamil), a broad-spectrum bactericidal cephalosporin antibiotic for the treatment of adults with community-acquired bacterial pneumonia and with acute bacterial skin and skin structure infections, recorded sales of $18.9 million, an increase of 44.5% over last year’s fourth quarter.

Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor for the management of fibromyalgia, recorded sales of $24.6 million compared with sales of $26.1 million in last year’s fourth quarter, a decrease of 6.0% from last year’s fourth quarter.

Contract and Other Revenue totaled $44.0 million in the current quarter compared to $30.6 million in the prior year fourth quarter.  Benicar® (olmesartan medoxomil) co-promotion income totaled $28.4 million compared to $24.5 million in last year’s fourth quarter.  Per the agreement with Daichi Sankyo, the Company received a residual royalty through the end of March 2014.   Contract and Other Revenue also included $10.0 million from the sale of product rights and $2.5 million related to the approval of linaclotide in Mexico. The Company obtained rights to linaclotide in Mexico through its collaboration agreement with Ironwood Pharmaceuticals, Inc. and subsequently sub-licensed those rights to Almirall. The Company will receive a royalty on sales of the product in Mexico.

Cost of Sales as a percentage of net sales was 23.8% compared with 22.7% in last year’s fourth quarter, impacted by an inventory revaluation related to the Aptalis transaction.

Selling, General and Administrative (SG&A) expense for the current quarter was $678.8 million as compared to $372.7 million in the year-ago quarter.   Excluding specified items of $197.9 million, Aptalis SG&A of $35.4 million and a $33.8 million increase related to the Ironwood collaboration as the commercialization pool has now turned profitable, SG&A spending is effectively flat to last year.  Project Rejuvenate and the Aptalis integration are essentially complete, and the savings will begin to be recognized beginning in fiscal 2015.

Research and Development for the current quarter was $192.0 million, including $32.4 million related to the Saphris and Aptalis acquisitions, compared with $240.3 million in last year’s fourth quarter.  The current quarter and prior year quarter included $8.3 million and $17.0 million, respectively, in development milestone expenses and no upfront licensing payments.  Excluding the impact from our newly acquired products and milestone payments, R&D expense decreased 32% for the current quarter.

Income Tax Benefit for the quarter was $124.7 million primarily due to Project Rejuvenate and the Aptalis acquisition, non-operating discrete tax adjustments, and the mix of earnings between the U.S. and lower-taxed foreign jurisdictions.

Reported Net Income for the quarter ended March 31, 2014 was $54.1 million or $0.20 per diluted share compared to $45.4 million or $0.17 per diluted share reported for last year’s fourth quarter.

Diluted Weighted Average Shares Outstanding at March 31, 2014 was approximately 277,082,000.

Twelve Month Results

Revenues for the twelve months ended March 31, 2014 increased 17.9% to $3.6 billion compared to $3.1 billion in the prior year.

Net income for the twelve months ended March 31, 2014 increased $197.4 million to $165.3 million compared to a loss of $32.1 million in the prior year.  Reported diluted GAAP earnings per share increased $0.73 to $0.61 per share in the current year’s twelve months as compared to a loss of $0.12 per share last year.

Other Developments

•
In early February the Company announced the completion of its acquisition of Aptalis, a privately held U.S. based specialty pharmaceutical company focused on gastrointestinal disorders and cystic fibrosis.  Forest used a combination of cash on hand and proceeds from its recent $1.8 billion bond offering to fund the $2.9 billion transaction.

•
During the quarter the Company announced the submission of two New Drug Applications (NDA) with the FDA.  An NDA for the fixed-dose combination (FDC) of nebivolol and valsartan for the treatment of hypertension was filed in February.  The nebivolol-valsartan FDC combines two FDA approved, once-daily, blood pressure lowering agents.  Nebivolol is currently marketed by the Company in the U.S. as Bystolic.

•
In addition, the Company, and its partner, Adamas Pharmaceuticals, Inc., filed an NDA for the fixed-dose combination of memantine HCl extended release (XR), and donepezil HCl, for the treatment of moderate to severe dementia of the Alzheimer’s type.  The memantine (XR)-donepezil FDC combines two FDA approved, once-daily Alzheimer’s treatment agents. Memantine extended release is currently marketed by the Company in the U.S. as Namenda XR.

•
In March the Company, and its partner, Gedeon Richter, Plc., announced positive topline results from two Phase IIb clinical trials evaluating the efficacy and safety for its investigational antipsychotic drug, cariprazine.  The first clinical trial evaluated cariprazine in patients with MDD who have demonstrated an inadequate response to anti-depressant therapy.  In the second clinical trial cariprazine was evaluated in patients with bipolar depression. Cariprazine demonstrated statistically significant improvements in both studies.

•
On February 18, 2014, Actavis Plc and Forest Laboratories, Inc. announced that they have entered into a definitive agreement under which Actavis will acquire Forest for a combination of cash and equity valued at approximately $25 billion.

•
On April 28, 2014, the Company announced it has entered into a definitive agreement to acquire Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) for $1.1 billion in cash and up to $30 per share in Contingent Value Rights.  The acquisition builds on Forest’s growing position in gastroenterology and helps create a leading GI company within Forest.  Furiex’s investigational compound, eluxadoline, will be very complimentary to Forest’s anchor GI product, Linzess, and additive to the broader GI portfolio, making the Company more relevant to gastroenterologists and primary care physicians.

Use of Non-GAAP Financial Information

Forest provides non-GAAP financial measures as alternative views of the Company’s performance.  These measures exclude certain items (including costs, expenses, gains/(losses) and other specified items) due to their significant and/or unusual individual nature and the impact they have on the analysis of underlying business performance and trends.  Management reviews these items individually and believes excluding these items provides information that enhances investors’ understanding of the Company’s financial performance.  Non-GAAP financial measures should be considered in addition to, but not in lieu of, net income and Earnings Per Share (EPS) prepared in accordance with accounting principles generally accepted in the United States (GAAP).  Non-GAAP financial measures have no standardized meaning prescribed by GAAP and therefore have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP adjusted income and its components and non-GAAP EPS (unlike GAAP net income and its components and EPS) may not be comparable to the calculation of similar measures of other companies.  Non-GAAP adjusted income and its components and non-GAAP EPS are presented solely to permit investors to more fully understand how management assesses performance.  A reconciliation between GAAP financial measures and non-GAAP financial measures follows:

Forest Laboratories, Inc.
Specified Items
For the Three and Twelve Months Ended March 31, 2014 and 2013

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(In thousands)	2014	2013	2014	2013

Amortization arising from business combinations and acquisitions of product rights	$12,855	$10,709	$48,514	$37,965
Inventory step-up charge	28,255	--	28,255	--
Impact of specified items on Cost of goods sold	41,110	10,709	76,769	37,965

Amortization arising from business combinations and acquisitions of product rights	49,357	11,005	94,214	43,900
Project Rejuvenate	109,839		127,839	--
Aptalis acquisition and integration costs	38,728	--	38,728	--
Write-off of Nabriva note receivable	--	--	26,182	--
Impact of specified items on Selling, general and administrative	197,924	11,005	286,963	43,900

Project Rejuvenate	(692)	--	26,308	--
Aptalis integration costs	2,255	--	2,255	--
Upfront payment to Adamas	--	--	--	65,000
Other licensing agreement payments	--	--	--	6,000
Impact of specified items on Research and development	1,563	--	28,563	71,000

Commitment fees	21,375	--	21,375	--
Impact of specified items on Interest and other income (expense), net	21,375	--	21,375	--

Increase to pre-tax income	261,972	21,714	413,670	152,865

Income tax impact of specified items	(75,218)	--	(92,039)	--

Increase to net earnings	$186,754	$21,714	$321,631	$152,865

Forest Laboratories, Inc.
Reconciliation of Certain GAAP Line Items to Non-GAAP Line Items
For the Three and Twelve Months Ended March 31, 2014 and 2013

Three Months Ended
March 31, 2014
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$842,991	$41,110	$884,101
Selling, general and administrative	678,821	197,924	480,897
Research and development	191,988	1,563	190,425
Operating income (loss)	(27,818)	240,597	212,779
Interest and other income (expense), net	(42,832)	21,375	(21,457)
Earnings before income tax provision/(benefit)	(70,650)	261,972	191,322
Income tax provision/(benefit)	(124,734)	75,218	(49,516)
Earnings after income tax provision/(benefit)	$54,084	$186,754	$240,838
Weighted average number of shares outstanding (diluted):	277,082	–	277,082

Three Months Ended
March 31, 2013
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$636,000	$10,709	$646,709
Selling, general and administrative	372,728	11,005	361,723
Research and development	240,299	–	240,299
Operating income	22,973	21,714	44,687
Interest and other income (expense), net	7,845	–	7,845
Earnings before income tax benefit	30,818	21,714	52,532
Income tax benefit	(14,625)	–	(14,625)
Earnings after income tax benefit	$45,443	$21,714	$67,157
Weighted average number of shares outstanding (diluted):	267,259	–	267,259

Twelve Months Ended
March 31, 2014
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$2,886,257	$76,769	$2,963,026
Selling, general and administrative	1,986,229	286,963	1,699,266
Research and development	788,276	28,563	759,713
Operating income	111,752	392,295	504,047
Interest and other income (expense), net	(30,184)	21,375	(8,809)
Earnings before income tax provision/(benefit)	81,568	413,670	495,238
Income tax provision/(benefit)	(83,742)	92,039	8,297
Earnings after income tax provision/(benefit)	$165,310	$321,631	$486,941
Weighted average number of shares outstanding (diluted):	272,947	-	272,947
	Twelve Months Ended
	March 31, 2013
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$2,444,919	$37,965	$2,482,884
Selling, general and administrative	1,558,306	43,900	1,514,406
Research and development	963,594	71,000	892,594
Operating income (loss)	(76,981)	152,865	75,884
Interest and other income (expense), net	32,123	-	32,123
Earnings (losses) before income tax benefit	(44,858)	152,865	108,007
Income tax benefit	(12,755)	-	(12,755)
Earnings (losses) after income tax benefit	$(32,103)	$152,865	$120,762
Weighted average number of shares outstanding (diluted):	266,807	-	266,807

Forest Laboratories, Inc.
Reconciliation of GAAP EPS to Non-GAAP EPS
For the Three and Twelve Months Ended March 31, 2014 and 2013

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(In thousands, except per share amounts)	2014	2013	2014	2013

Reported Net income (loss):	$54,084	$45,443	$165,310	$(32,103)
Specified items:
Amortization arising from business combinations and acquisitions of product rights
Recorded in Cost of sales	12,855	10,709	48,514	37,965
Recorded in SG&A	49,357	11,005	94,214	43,900

Project rejuvenate	109,147	–	154,147	–
Inventory step-up charge	28,255	–	28,255	–
Commitment fees	21,375	–	21,375	–
Write-off of Nabriva note receivable	–	–	26,182	–
Aptalis acquisition and integration costs	40,983	–	40,983	–
Upfront payment to Adamas	–	–	–	71,000
Income tax impact of specified items	(75,218)	–	(92,039)	–

Adjusted Non-GAAP earnings:	$240,838	$67,157	$486,941	$120,762

Reported Diluted earnings (loss) per share:	$0.20	$0.17	$0.61	$(0.12)
Specified items:
Amortization arising from business combinations and acquisitions of product rights
Recorded in Cost of sales	0.05	0.04	0.18	0.14
Recorded in SG&A	0.18	0.04	0.35	0.16

Project rejuvenate	0.39	–	0.56	–
Inventory step-up charge	0.10	–	0.10	–
Commitment fees	0.08	–	0.08	–
Write-off of Nabriva note receivable	–	–	0.10	–
Aptalis acquisition and integration costs	0.15	–	0.15	–
Upfront payment to Adamas	–	–	–	0.27
Income tax impact of specified items	(0.27)	–	(0.34)	–
Rounding	(0.01))	–	(0.01)	–
Adjusted Non-GAAP earnings per share:	$0.87	$0.25	$1.78	$0.45

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share amounts)	March 31,		March 31,
	2014	2013	2014	2013

Net revenue
Net sales	$1,048,280	$783,186	$3,503,346	$2,904,936
Contract and other revenue	43,998	30,640	143,553	189,066
Total revenue	1,092,278	813,826	3,646,899	3,094,002

Cost of goods sold	249,287	177,826	760,642	649,083

Gross profit	842,991	636,000	2,886,257	2,444,919

Operating expenses
Selling, general and administrative	678,821	372,728	1,986,229	1,558,306
Research and development	191,988	240,299	788,276	963,594
Total operating expenses	870,809	613,027	2,774,505	2,521,900

Operating income (loss)	(27,818)	22,973	111,752	(76,981)
Interest and other income (expense), net	(42,832)	7,845	(30,184)	32,123
Income (loss) before income taxes	(70,650)	30,818	81,568	(44,858)
Income tax expense (benefit)	(124,734)	(14,625)	(83,742)	(12,755)
Net income (loss)	$54,084	$45,433	$165,310	$(32,103)

Net income (loss) per common share:

Basic	$0.20	$0.17	$0.61	$(0.12)
Diluted	$0.20	$0.17	$0.61	$(0.12)

Weighted average number of common
shares outstanding:

Basic	271,408	266,322	269,129	266,807
Diluted	277,082	267,259	272,947	266,807

*The Company modified its presentation of its Consolidated Statements of Operations effective for all periods presented.  Interest income, interest expense and other miscellaneous income/expense is now presented in the Interest and other income (expense) caption below Operating income (loss).

Forest will host a conference call at 10:00 AM EDT today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EDT on the Company’s website at www.frx.com.  Please log on to the website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until May 22, 2014 and also by dialing 1 800 283-7928 (US or Canada) or 1 402 220-0866 (international), Conference ID: FRXQ414.

About Forest Laboratories and Its Products

Forest Laboratories (NYSE: FRX) is a leading, fully integrated, specialty pharmaceutical company largely focused on the United States market.  Forest markets a portfolio of branded drug products and develops new medicines to treat patients suffering from diseases principally in five therapeutic areas: central nervous system, cardiovascular, gastrointestinal, respiratory, and anti-infective.  Forest’s strategy of acquiring product rights for development and commercialization through licensing, collaborative partnerships and targeted mergers and acquisitions allows Forest to take advantage of attractive late-stage development and commercial opportunities, thereby managing the risks inherent in drug development.  In January 2014, Forest acquired Aptalis Pharmaceuticals for $2.9 billion in cash in order to gain access to its GI and Cystic Fibrosis products, including treatments for Ulcerative Proctitis, Duodenal Ulcers, H. Pylori, Anal Fissures, and Pancreatic Insufficiency.  In February 2014, Forest and Actavis plc announced an agreement where Forest would be acquired for about $25 billion in cash and stock.  The acquisition of Forest by Actavis is contingent upon regulatory and shareholder approvals.

Forest is headquartered in New York, NY.

Safe Harbor Statement

Forest Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about the benefits of the acquisition of Forest by Actavis and of Furiex by Forest, including future financial and operating results, Forest’s or Actavis’ or Furiex’s plans, objectives, expectations and intentions and the expected timing of completion of the transactions. It is important to note that Forest’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Forest’s current expectations depending upon a number of factors affecting Forest’s business, Actavis’ business, Furiex’s business and risks associated with acquisition transactions. These factors include, among others, the inherent uncertainty associated with financial projections; the difficulty of predicting FDA approvals; the acceptance and demand for new pharmaceutical products; the impact of competitive products and pricing; the timely development and launch of new products; restructuring in connection with, and successful closing of, the acquisitions; subsequent integration of the companies and the ability to recognize the anticipated synergies and benefits of the acquisitions; the ability to obtain required regulatory approvals for the transactions (including the approval of antitrust authorities necessary to complete the acquisitions) the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transactions; the ability to obtain the requisite shareholder approvals; the risk that conditions to closing of the acquisitions may not be satisfied on a timely basis or at all; the failure of the proposed transactions to close for any other reason; risks relating to the value of the Actavis shares to be issued in the transaction; access to available financing (including financing for the acquisition or refinancing of Forest or Actavis debt) on a timely basis and on reasonable terms; and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings. Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

Additional Information and Where to Find It

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  In connection with the proposed acquisition of Furiex by Forest, Furiex will file a proxy statement with the SEC (the “Furiex Proxy”).  Additionally, Furiex will file other relevant materials with the SEC in connection of the proposed acquisition. The Furiex Proxy and other materials that Furiex plans to file with the SEC will contain important information about Furiex, Forest, the proposed merger and related matters.  The Furiex Proxy will be delivered to the security holders of Furiex. In connection with the proposed merger between Actavis, plc (“Actavis”) and Forest, Actavis has filed with the SEC a registration statement on Form S-4 that includes a preliminary joint proxy statement of Actavis and Forest that also constitutes a preliminary prospectus of Actavis (the “Forest/Actavis Proxy and Prospectus”). The registration statement is not yet effective. The definitive Forest/Actavis Proxy and Prospectus will be delivered to security holders of Actavis and Forest. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FURIEX PROXY, THE FOREST/ACTAVIS PROXY AND PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC THAT HAVE BEEN OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO THAT SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER.  Security holders of Furiex may obtain free copies of the Furiex Proxy and other documents filed with the SEC by Forest or Furiex, without charge, from the SEC's website (http://www.sec.gov). In addition, investors and security holders of Furiex may obtain free copies of the documents Furiex files with the SEC by directing a written request to Furiex Pharmaceuticals, Inc., 3900 Paramount Parkway, Suite 150, Morrisville, NC 27560, Attention: Investor Relations.  Copies of Furiex’s filings with the SEC may also be obtained at the “Investors” section of Furiex’s internet website at www.furiex.com. Investors and security holders of Actavis and Forest may obtain free copies of the Forest/Actavis Proxy and other documents filed with the SEC by Actavis and Forest, without charge, from the SEC's website (http://www.sec.gov). In addition, copies of the documents filed with the SEC by Actavis may be obtained free of charge on Actavis’ internet website at www.actavis.com or by contacting Actavis’ Investor Relations Department at (862) 261-7488. Copies of the documents filed with the SEC by Forest may be obtained free of charge on Forest’s internet website at www.frx.com or by contacting Forest’s Investor Relations Department at (212) 224-6713.

Participants in the Solicitation

Forest, Furiex and their directors and certain of their executive officers may be considered participants in the solicitation of proxies from the security holders of Furiex in connection with the proposed transaction between Forest and Furiex. Information about those directors and executive officers of Furiex, including their ownership of Furiex securities, is set forth in the proxy statement for Furiex’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 11, 2014, as supplemented by other Furiex filings with the SEC. Information about the directors and executive officers of Forest is set forth in its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on July 8, 2013 and certain of its Current Reports on Form 8-K. Investors and security holders may obtain additional information regarding the direct and indirect interests of Furiex, Forest and their directors and executive officers in the proposed transaction by reading the applicable proxy statement and other public filings referred to above.  Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Furiex Proxy and other relevant materials to be filed with the SEC when they become available.

Actavis, Forest, their respective directors and certain of their executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction between Actavis and Forest. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Actavis and Forest shareholders in connection with the proposed merger will be set forth in Forest/Actavis Proxy and Prospectus when it is filed with the SEC. Information about the directors and executive officers of Forest is set forth in its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on July 8, 2013 and certain of its Current Reports on Form 8-K. Information about the directors and executive officers of Actavis is set forth in Actavis’ proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on March 28, 2014. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary Forest/Actavis Proxy and Prospectus and will be contained in the definitive Forest/Actavis Proxy and Prospectus and other relevant materials to be filed with the SEC when they become available.

Source:  Forest Laboratories, Inc.

CONTACT:

Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6713
media.relations@frx.com

Amanda Kaufman
Senior Manager Corporate Communications and Media Relations, Forest Laboratories, Inc.
1-646-231-7316
amanda.kaufman@frx.com